Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B, Class C and Class Y Shares Prospectuses and "Disclosure of Portfolio Holdings", "Independent Registered Public Accounting Firm" and "Financial Statements" in the Class A, Class B, Class C and Class Y Shares Statement of Additional Information and to the incorporation by reference of our report, dated May 15, 2007, on the financial statements and financial highlights of Pioneer International Equity Fund included in the Annual Report to the Shareowners for the year ended March 31, 2007 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 18 to the Registration Statement (Form N-1A, No. 333-09079) of Pioneer International Equity Fund.


                                                           /s/ ERNST & YOUNG LLP


Boston, Massachusetts
July 23, 2007